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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the captions "Summary Historical and Unaudited Pro Forma Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-1) and related Prospectus of Williams Scotsman International, Inc. for the registration of 7,356,000 shares of its common stock and to the incorporation by reference therein of our report dated February 17, 2006, with respect to the consolidated financial statements and schedule of Williams Scotsman International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Baltimore, Maryland
April 11, 2006

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Consent of Independent Registered Public Accounting Firm